                                                    SEC FILE NUMBER: 002-98748-D
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                                                    CUSIP NUMBER: 92909G-10 3
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

    (Check One):  [X] Form 10-K or 10-KSB   [ ] Form 20-F   [ ] Form 11-K
[ ] Form 10-Q or 10-QSB   [ ] Form N-SAR   [ ] Form N-CSR

    For Period Ended:       December 31, 2004
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[ ] Transition Report on Form 10-K  [ ] Transition Report on Form 10-Q or 10-QSB
    or 10-KSB                       [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K

    For the Transition Period Ended:
                                     -------------------------------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:
                                                    ---------------------------

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                                     PART I.
                             REGISTRANT INFORMATION

Full name of registrant:      VSUS Technologies Incorporated
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Former name if applicable:
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Address of principal executive
office (Street and number):      444 Madison Ave., 24th Floor
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City, state and zip code:       New York, New York 10022
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                                    PART II.
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b) The subject annual report, semi-annual report, transition report on
     Forms 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[X]  (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

                                    PART III.
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K,
20-F, 10-Q, 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

We are not able to file our annual report on Form 10-KSB, for the year ended
December 31, 2004, on or prior to March 31, 2005, because, due to recent changes in management and a pending acquisition, our financial information was not compiled and reviewed internally in a time frame sufficient to permit our independent auditors to review the filing on a timely basis, without unreasonable effort and expense.

                                    PART IV.
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

       Eliyahu Kissos                           (212)         972-1400
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           (Name)                            (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes   [ ] No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [X] Yes   [ ] No

It is anticipated that a significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, due to our former parent's acquisition of our company, and subsequent merger with and into our company, during 2004. Prior to such transactions, our parent, the predecessor filer, had substantially no business operations.

                         VSUS TECHNOLOGIES INCORPORATED
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   March 31, 2005                               By: /s/ Eliyahu Kissos
      ------------------------                           -----------------------
                                                         Name:  Eliyahu Kissos
                                                         Title: President

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

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